NEWS RELEASE

Media Contact(s):	Investor Contact(s):
Shannon Lapierre 860-547-5624 Shannon.Lapierre@thehartford.com	Rick Costello 860-547-8480 Richard.Costello@thehartford.com

Debora Raymond 860-547-9613 Debora.Raymond@thehartford.com	JR Reilly 860-547-9140 jr.reilly@thehartford.com

The Hartford Names Christopher J. Swift CFO

•	Most Recently Was Vice Chairman and CFO of American Life Insurance Company, a leading global life and retirement services company

• •	Strong knowledge in both Life & P&C insurance sectors Former leader for KPMG’s Global Insurance Industry Practice

Hartford, Conn., February 16, 2010 – The Hartford Financial Services Group, Inc. (NYSE: HIG) announced today that Christopher J. Swift, 49, will join the company as executive vice president and chief financial officer, effective March 1. Swift joins The Hartford from American Life Insurance Company (ALICO), an operating company of American International Group (AIG), where he was Vice Chairman and CFO of one of the world’s leading global life companies. Swift, a 27-year insurance industry veteran, will report to The Hartford’s Chairman, President and Chief Executive Officer Liam E. McGee. As previously announced, The Hartford’s current CFO, Lizabeth Zlatkus, will assume the Chief Risk Officer role reporting to McGee on March 1.

“Chris’s appointment is an important step on our path forward,” said McGee. “He has held significant leadership roles in large, complex financial organizations and has a background that covers both the life and P&C industries. In addition to his strategic financial role at ALICO, Chris had a broad range of functional responsibilities, including capital management, and was instrumental in the company’s repositioning. He will be an excellent addition to our leadership team. I also want to thank Liz for leading the finance and risk functions during this challenging period. Their work helped to effectively position the company for the future. I look forward to working with Liz to further strengthen the company’s risk management practices.”

Swift began his career as an auditor in the Chicago office of KPMG focused on financial services. He rose through the ranks at the firm to achieve partner by age 32. He then became Executive Vice President of Conning Asset Management, a subsidiary of General American, where he was responsible for finance, sales/marketing and information technology. After MetLife acquired Conning in 1999, Swift returned to KPMG and was eventually appointed head of Global Insurance Industry Practice for the firm. As leader of this segment, he worked with clients in both the life and P&C segments, globally and domestically. He was responsible for matters ranging from strategic and regulatory to audit, risk, advisory and tax services.

As Vice Chairman and CFO of ALICO, an operating company of AIG with $89 billion in assets and operations in 54 countries, Swift oversaw the unit’s global financial operations. His responsibilities there included financial strategy and reporting, capital management, investments, risk management, treasury, product development and rating agency relationships, among others. He also served as CFO of Global Life Insurance and Retirement Services of AIG, CFO of AIG American General Life Companies and Head of Annuity Operations.

“I am honored and thrilled to join this iconic American company with a long and proud history, a powerful brand, strong franchise and great people,” said Swift. “I look forward to joining The Hartford and helping the company capitalize on the significant opportunities we have going forward, while delivering and communicating our value proposition to shareholders.”

Swift received a bachelor’s degree in accounting from Marquette University and earned a certified public accountant designation. He resides in New Canaan, Conn., with his wife and four children and is a member of the International Insurance Society.

About The Hartford

Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. In particular, the amount and terms of future sales under the equity issuance plan described above, if any, are not yet known. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2008 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.